Exhibit 10.35
AMENDMENT TO TRANSITION AND SEPARATION AGREEMENT
This Amendment (the “Amendment”) to the Transition and Separation Agreement (“Agreement”) dated September 15, 2025, is entered into as of February 23, 2026 (the “Effective Date”), by and among Ronald W. Kisling (“Executive”) and Fastly, Inc. (the Company”) (each a “Party” and together the “Parties”), with reference to the following facts:
1. Amendment to Section 5(b) – Severance Benefits
In addition to the severance benefit payments outlined in the Agreement, Section 5(b) of the Agreement is hereby amended and restated in its entirety as follows:
(b) Continued Benefits
The Company will pay Executive a cash payment in the total amount of $11,107.62 (the “Payment”), subject to applicable withholding and deductions.
An additional amount intended to cover Executive’s estimated federal, state, and local income and employment taxes attributable to the Company’s payment of COBRA premiums pursuant to Section 5(b) of the Agreement (the “COBRA Tax Adjustment”).
The Parties acknowledge and agree that the COBRA Tax Adjustment: Is based on a good-faith estimate of Executive’s highest marginal combined tax rate; Is intended to approximate Executive’s anticipated tax liability associated with the Company-paid COBRA premiums; Shall not be subject to recalculation, true-up, or further adjustment; and Fully satisfies any obligation of the Company to provide a gross-up or tax reimbursement in respect of COBRA premium payments. The payment shall be paid in a lump sum no later than the second regular payroll date following the Release Effective Date (as defined in the Release).
2. No Separate COBRA Gross-Up
For the avoidance of doubt, Executive shall not be entitled to any additional tax gross-up, reimbursement, or make-whole payment in connection with COBRA premium payments beyond the Severance amount as amended herein.
3. Section 409A
The Parties intend that the Severance, including the COBRA Tax Adjustment, qualify as a short-term deferral or otherwise comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the Agreement shall be interpreted accordingly.
If Executive is a “specified employee” within the meaning of Section 409A at the time of separation from service, any portion of the Severance that constitutes nonqualified deferred compensation and is not exempt from Section 409A shall be delayed for six (6) months following separation to the extent required by Section 409A.

Other than addressed above, all other terms of the Agreement shall remain in full force.
IN WITNESS WHEREOF, the undersigned have caused this Amendment to the Transition and Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

Fastly, Inc.
By: /s/ Puja Jaspal
Name: Puja Jaspal
Title: Chief People Officer
Date: 2/23/2026

EXECUTIVE
By: /s/ Ronald W. Kisling
Ronald W. Kisling
Date: 2/23/2026

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